Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No.’s 33-53542 and 333-137857) of Unit Corporation of our report dated June 28, 2007 relating to the financial statements of Unit Corporation Employees’ Thrift Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma
June 28, 2007